Exhibit 4.60

NOTWITHSTANDING ANY PROVISIONS HEREOF OR IN THE INDENTURE THIS NOTE IS NOT ASSIGNABLE OR TRANSFERABLE EXCEPT AS PERMITTED BY SECTION 16.04 OF THE INDENTURE DATED AS OF DECEMBER 1, 1998, AS AMENDED AND SUPPLEMENTED, BETWEEN CENTRAL ILLINOIS PUBLIC SERVICE COMPANY (NOW AMEREN ILLINOIS COMPANY) AND THE BANK OF NEW YORK (SUCCEEDED BY THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.), AS TRUSTEE

AMEREN ILLINOIS COMPANY

(Incorporated under the laws of the State of Illinois)

Illinois Commerce Commission

Identification No.: Ill. C.C. 5994

SENIOR NOTE SERIES CIPS-AA

No.	$60,000,000

AMEREN ILLINOIS COMPANY, a corporation organized and existing under the laws of the State of Illinois (the “Company”), which term shall include any successor corporation within the meaning of the Indenture hereinafter referred to, for value received, hereby promises to pay to The Bank of New York Mellon Trust Company, N.A., as trustee (the “CIPS Trustee”) under the Indenture dated as of December 1, 1998 (as amended and supplemented, the “CIPS Indenture”), relating to the Company’s 6.125% Senior Notes due 2028 (the “2028 Notes”) in the aggregate principal amount of $60,000,000, between the Company and the CIPS Trustee, or registered assigns, the principal sum of $60,000,000 on December 15, 2028, in any coin or currency of the United States of America, which at the time of payment is legal tender for public and private debts, and to pay interest thereon in like coin or currency from the date of issuance (and thereafter from the dates set forth in the 2028 Notes), and at the same rate of interest as the 2028 Notes. Interest on overdue principal, premium, if any, and, to the extent permitted by law, on overdue interest, shall be payable at the interest rate payable on the 2028 Notes. Interest on this Note is payable on the same dates as interest on the 2028 Notes is paid, until the principal sum of this Note is paid in full. Pursuant to Article XVI of the CIPS Indenture, this Note is issued to the CIPS Trustee to secure any and all obligations of the Company under the 2028 Notes and any other series of senior notes from time to time outstanding under the CIPS Indenture. Payment of principal of, or premium, if any, or interest on, the 2028 Notes shall constitute payments on this Note as further provided herein and in the Supplemental Indenture of October 1, 2010 (as hereinafter defined) pursuant to which this Note has been issued. Both the principal of, premium, if any, and the interest on, this Note are payable at the office of the CIPS Trustee.

Upon any payment of the principal of, premium, if any, and interest on, all or any portion of the 2028 Notes, whether at maturity or prior to maturity by redemption or otherwise or upon provision for the payment thereof having been made in accordance with Section 5.01(a) of the CIPS Indenture, a principal amount of this Note equal to the principal amount of such 2028 Notes shall, to the extent of such payment of principal, premium, if any, and interest, be deemed paid and the obligation of the Company thereunder to make such payment shall be discharged to such extent and, in the case of the payment of principal (and premium, if any), such Notes shall be surrendered to the Company for cancellation as provided in Section 16.08 of the CIPS Indenture. The Trustee (as hereinafter defined) may at any time and all times conclusively assume that the obligation of the Company to make payments with respect to the principal of, premium, if any, and interest on, the 2028 Notes, so far as such payments at the time have become due, has been fully satisfied and discharged pursuant to the foregoing sentence unless and until the Trustee shall have received a written notice from the CIPS Trustee signed by one of its officers stating (i) that timely payment of principal of, premium, if any, or interest on, the 2028 Notes has not been made, (ii) that the Company is in arrears as to the payments required to be made by it to the CIPS Trustee pursuant to the CIPS Indenture, and (iii) the amount of the arrearage.

For purposes of Section 16.09 of the CIPS Indenture, this Note shall be deemed to be the “Related Series of IP Senior Notes” in respect of the 2028 Notes.

This Note shall not be entitled to any benefit under the Indenture or any indenture supplemental thereto, or become valid or obligatory for any purpose, until the form of certificate endorsed hereon shall have been signed by or on behalf of The Bank of New York Mellon Trust Company, N.A. as the trustee under the Indenture, or a successor trustee thereto under the Indenture (the “Trustee”).

The provisions of this Note are continued on the reverse hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, Ameren Illinois Company has caused this instrument to be duly executed.

AMEREN ILLINOIS COMPANY

By:	/s/ Martin J. Lyons, Jr.
Name: Martin J. Lyons, Jr.
Title: Senior Vice President and Chief Financial Officer

ATTEST:

By:	/s/ Craig W. Stensland
Name: Craig W. Stensland
Title: Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes of the series herein designated, described or provided for in the within-mentioned Indenture and the Supplemental Indenture dated as of October 1, 2010.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee,

By:	/s/ Judy Bartolini
AUTHORIZED SIGNATORY
Dated: October 1, 2010

REVERSE OF NOTE

This Note is one of a duly authorized issue of notes issued and to be issued under an Indenture dated as of June 1, 2006 between the Illinois Power Company (now the Company) and The Bank of New York Mellon Trust Company N.A. (the “Trustee”, which term includes any successor Trustee under the Indenture) and all indentures supplemental thereto (collectively, the “Indenture”). This Note is one of a series designated as the Series CIPS-AA Notes of the Company, unlimited in aggregate principal amount, issued under and secured by the Indenture and described in the Supplemental Indenture dated as of October 1, 2010 (the “Supplemental Indenture of October 1, 2010” ), between the Company and the Trustee, supplemental to the Indenture. Under the Indenture, one or more series of notes may be issued and, as used herein, the term “Notes” refers to the Notes of this series. Reference is hereby made to the Indenture for a more complete statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Noteholders and of the terms upon which the Notes are and are to be authenticated and delivered.

The Notes will be secured by mortgage bonds (the “Senior Note Mortgage Bonds”) delivered by the Company to the Trustee for the benefit of the Holders of the Notes, issued under the General Mortgage Indenture and Deed of Trust, dated as of November 1, 1992 between the Illinois Power Company (now the Company) and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Mortgage Trustee”), as supplemented and modified (collectively, the “Mortgage”). Reference is made to the Mortgage and the Indenture for a description of the rights of the Trustee as holder of the Senior Note Mortgage Bonds, the property mortgaged and pledged, the nature and extent of the security and the rights of the holders of mortgage bonds, under the Mortgage and the rights of the Company and of the Mortgage Trustee in respect thereof, the duties and immunities of the Mortgage Trustee and the terms and conditions upon which the Senior Note Mortgage Bonds are secured and the circumstances under which additional mortgage bonds may be issued.

This Series CIPS-AA Note is subject to redemption in accordance with the terms of the Supplemental Indenture of October 1, 2010.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles thereof.

In case an Event of Default, as defined in the Indenture, shall occur, the principal of all Notes at any such time outstanding under the Indenture may be declared or may become due and payable, upon the conditions and in the manner and with the effect provided in the Indenture. The Indenture provides that such declaration may be rescinded under certain circumstances.